Exhibit 23.1



                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated March 22, 2000 accompanying the financial statements of Earth Sciences, Inc. to Form S-8 Registration Statement deemed effective June 10, 1997, File No. 333-28851, Form S-3 Registration Statement declared effective July 23, 1997, File No. 333-25465, Form S-3 Registration Statement declared effective September 22, 1997, File No. 333-35135, Form S-3 Registration Statement declared effective February 25, 1998, File No. 333-46199, and Form S-3 Registration Statement declared effective September 24, 1999, File No. 333-76081 and Form S-3 Registration Statement declared effective February 2, 2000, File No. 333-93075 of Earth Sciences, Inc. and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in such Registration Statements.

/s/  Hein + Associates LLP
HEIN + ASSOCIATES
Denver, Colorado
April 10, 2000